Exhibit 99.1

CytomX Therapeutics Announces First Quarter 2019 Financial Results

Company to Host a Conference Call Today, May 9, 2019, at 5:00 p.m. EDT / 2:00 p.m. PDT

SOUTH SAN FRANCISCO, CA, May 9, 2019– CytomX Therapeutics, Inc. (Nasdaq: CTMX), a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform, today reported first quarter 2019 financial results.

As of March 31, 2019, CytomX had cash, cash equivalents and short-term investments of $396.6 million.

“We continued to make excellent progress developing our differentiated technology platform and lead product candidates during the first quarter,” said Sean McCarthy, D.Phil., president, chief executive officer and chairman of CytomX Therapeutics. “Early clinical data from our PROCLAIM CX-072 and PROCLAIM-CX-2009 programs continued to emerge, pointing the way to next steps for these unique assets. Taken together, the developing clinical profiles for CX-072 and CX-2009 validate that the Probody platform has potential to give rise to best in class and first-in-class product candidates for the treatment of cancer. We look forward to providing additional details regarding the advancement of our pipeline as we progress through 2019.”

Business Highlights and Recent Developments

PROCLAIM-CX-072 (PD-L1 Probody Therapeutic) Clinical Program

•	CX-072 is a Probody therapeutic targeting PD-L1, a clinically and commercially validated anti-cancer target.
•	CytomX has previously presented Phase 1 clinical data from PROCLAIM-CX-072 evaluating the safety and activity of CX-072 as monotherapy and in combination with YERVOY® (ipilimumab).
o

The PROCLAIM-CX-072 Monotherapy dose escalation phase is complete (Parts A and A2). Of 24 efficacy evaluable patients, all with generally weakly immunogenic tumors, and treated with doses greater than or equal to 3 mg/kg of CX-072, 12 (50%) demonstrated tumor shrinkage including four partial responses (one confirmed, 2 unconfirmed, one confirmation pending) as of the February 6, 2019 data cutoff.  CX-072 as monotherapy was generally well tolerated. A maximum tolerated dose (MTD) for CX-072 monotherapy was not reached.

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The PROCLAIM-CX-072 combination dose escalation of CX-072 with ipilimumab (Part B1) is complete with the MTD defined as 3 mg/kg of ipilimumab and 10 mg/kg of CX-072. Of 19 patients evaluable for efficacy, four (21%) patients experienced confirmed responses as of the February 6, 2019 data cutoff including one complete response.  Among 27 patients treated with CX-072 in combination with ipilimumab at 3 mg/kg or above, the combination was generally well tolerated.  Seven (26%) patients reported a Grade 3/4 treatment-related adverse event (TRAE) and 3 (11%) patients reported a Grade 3/4 immune-related adverse event (irAE).  These data compare well to historical controls and strongly support the further clinical advancement of this combination.

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Updated clinical data from monotherapy expansion cohorts (Part D) of the PROCLAIM-CX-072 program, evaluating the safety and efficacy of CX-072 in multiple tumor types at 10mg/kg, will be presented in a poster and as part of the Poster Discussion Session on Saturday, June 1 at the 2019 Annual Society of Clinical Oncology (ASCO) Annual Meeting.

o	Abstract 2513 - CX-072, a PD-L1 Probody Therapeutic, as Monotherapy in Patients with Advanced Solid Tumors: Preliminary Results of PROCLAIM-CX-072
•	Next steps in the further advancement of CX-072 are under development.

PROCLAIM-CX-2009 (CD166 Probody Drug Conjugate) Clinical Program

•	CX-2009 is a first in class Probody drug conjugate (PDC) that targets CD166, a novel antigen that is broadly and highly expressed in many types of cancer.
•

During the first quarter, CytomX presented preliminary clinical findings from PROCLAIM-CX-2009 studying CX-2009 as monotherapy in a subset of CD166 expressing cancer types, including certain patients selected for high level CD166 expression (Parts A and A2).

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As of a February 26, 2019 data snapshot, 71 patients at all doses tested were evaluable for efficacy. For patients who received ≥4 mg/kg of CX-2009 and had at least one post-baseline, on-study tumor assessment, 15/39 (38%) achieved tumor shrinkage, including seven unconfirmed partial responses observed in breast cancer, ovarian cancer and head and neck cancer. 29/39 patients (74%) achieved stable disease or better at the time of the first on-treatment scan.

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CX-2009 was generally well tolerated. The MTD was not reached at the highest dose level tested of 10 mg/kg. The most common TRAEs were grade 1 and 2 and included nausea (32%), fatigue (24%) and decreased appetite (23%). The most common grade 3/4 TRAE was keratitis (8%).

•	Next steps in the further advancement of CX-2009 are under development.

CX-2029 (CD71 Probody Drug Conjugate) Clinical Program

•	CD71, also known as the Transferrin Receptor, is a highly efficient cellular mechanism for the internalization of antibody drug conjugates in preclinical models.
•	Given the widespread expression of CD71 on normal tissues, however, it is widely considered to be an undruggable target for clinical purposes using conventional antibody drug conjugate technology.
•	CytomX discovered and is developing, in collaboration with AbbVie, CX-2029, a CD71-directed Probody Drug Conjugate which has the potential to turn CD71 into a druggable target.
•	CytomX continues to enroll patients in PROCLAIM-CX-2029, a Phase 1/2 clinical trial evaluating CX-2029 as monotherapy in patients with solid tumors or lymphomas.

BMS-986249 (CTLA-4 Probody Therapeutic) Clinical Program

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Bristol-Myers Squibb (BMS), continues enrollment in a Phase 1/2 clinical trial evaluating BMS-986249 alone and in combination with OPDIVO® (nivolumab) in solid tumors that are advanced and have spread.

Technology Acquisition from Agensys, Inc.

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In January, CytomX announced the acquisition of drug conjugate linker-toxin and CD3-based bispecific technologies from Agensys, Inc., an affiliate of Astellas Pharma Inc. CytomX aims to utilize this technology in the ongoing discovery and development of novel Probody therapeutic candidates.

Appointment of New Director

•	In April, CytomX announced the appointment of Elaine V. Jones, Ph.D. to the Board of Directors, effective May 1, 2019.

First Quarter 2019 Financial Results

Cash, cash equivalents and short-term investments totaled $396.6 million as of March 31, 2019, compared to $436.1 million as of December 31, 2018.

Revenue was $29.5 million for the three months ended March 31, 2019, compared to $14.2 million for the three months ended March 31, 2018.  The increase in revenue of $15.3 million for the current period compared to the corresponding period in 2018 was primarily due to the accelerated recognition of revenue of $17.4 million related to the cessation of research on certain targets under the BMS Agreement in 2019.

Research and development expenses increased by $13.9 million during the three months ended March 31, 2019 compared to the corresponding period in 2018.  The increase was attributable to a $5.0 million charge for acquired technical know-how related to drug conjugate linker-toxin and CD3-based bispecific technologies during the current period, an increase of $2.5 million expenses related to laboratory contracts and services and laboratory supplies and equipment, an increase of $2.1 million clinical related expenses resulting from increased clinical trial activities and an increase of $3.4 million in personnel-related expenses due to an increase in headcount.

General and administrative expenses increased by $2.3 million during the three months ended March 31, 2019 compared to the corresponding period in 2018.  The increase was attributable to increased personnel-related expense due to an increase in headcount, and increased consulting and professional services primarily due to an increase in tax and accounting compliance activities.

Teleconference Scheduled Today at 5:00 p.m. ET

Conference Call/Webcast Information

CytomX management will host a conference call today at 5:00 p.m. ET.  Interested parties may access the live audio webcast of the teleconference through the “Investor & News” section of CytomX's website at http://ir.cytomx.com or by dialing 1-877-809-6037 (U.S. and Canada) or 1-615-247-0221 (International) and using the passcode 9496795. An archive of the webcast will be available on the CytomX website from May 9, 2019, until May 16, 2019.

About CytomX Therapeutics

CytomX Therapeutics is a clinical-stage oncology-focused biopharmaceutical company pioneering a novel class of investigational antibody therapeutics based on its Probody™ therapeutic technology platform. Probody therapeutics are designed to exploit unique conditions of the tumor microenvironment to more effectively localize antibody binding and activity while minimizing activity in healthy tissues. CytomX and its partners have four programs in the clinic.  The Company’s clinical stage pipeline includes cancer immunotherapies against clinically validated targets, including a PD-L1-targeting Probody therapeutic wholly owned by CytomX (CX-072) and a CTLA-4-targeting Probody therapeutic partnered with Bristol Myers Squibb (BMS-986249). The CytomX clinical stage pipeline also includes first-in-class Probody drug conjugates against highly attractive targets including a CD166-targeting Probody drug conjugate wholly owned by CytomX (CX-2009), and a CD71-targeting Probody drug conjugate partnered with AbbVie (CX-2029). CD166 and CD71 are among cancer targets that are considered to be inaccessible to conventional antibody drug conjugates due to their presence on many healthy tissues. In addition to its wholly owned programs, CytomX has strategic collaborations with AbbVie, Amgen, Bristol-Myers Squibb Company and ImmunoGen, Inc. For more information, visit www.cytomx.com.

CytomX Therapeutics Forward-Looking Statements

This press release includes forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that are difficult to predict, may be beyond our control, and may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied in such statements. In particular, clinical and preclinical data referenced above for CX-072 and CX-2009, including data on efficacy and safety, including treatment related adverse events, is based on a limited dataset, including for the clinical data, a limited number of patients and at specific doses and, in some cases, specific cancer types. Accordingly, you should not rely on any of these forward-looking statements, including those relating to the potential benefits, safety and efficacy of CytomX’s or any of its collaborative partners’ product candidates, administered separately or in combination, the potential benefits or applications of CytomX’s Probody platform technology, CytomX’s ability to develop and advance product candidates into and successfully complete clinical trials, including the ongoing clinical trials of CX-072 and CX-2009,  and the timing of any future clinical trials to be initiated by CytomX or its collaborative partners. Risks and uncertainties that contribute to the uncertain nature of the forward-looking statements include: the unproven nature of CytomX’s novel Probody Platform technology; four of CytomX’s product candidates under its Probody platform are in the initial stages of clinical development and its other product candidates are currently in preclinical development, and the process by which preclinical and clinical development could potentially lead to an approved product is long and subject to significant risks and uncertainties; the possibility that the results of early clinical trials may not be predictive of future results; the possibility that CytomX’s clinical trials will not be successful; CytomX’s dependence on the success of CX-072, CX-2009, CX-2029 and BMS 986249; CytomX’s reliance on third parties for the manufacture of the company’s product candidates; and possible regulatory developments in the United States and foreign countries.    Additional applicable risks and uncertainties include those relating to our preclinical research and development, clinical development, and other risks identified under the heading "Risk Factors" included in CytomX’s Quarterly Report on Form 10-Q filed with the SEC on May 9, 2019. The forward-looking statements contained in this press release are based on information currently available to CytomX and speak only as of the date on which they are made. CytomX does not undertake and specifically disclaims any obligation to update any forward-looking statements, whether as a result of any new information, future events, changed circumstances or otherwise.

CYTOMX THERAPEUTICS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended
	March 31,
	2019	2018
Revenues	$29,485	$14,184
Operating expenses:
Research and development	36,376	22,458
General and administrative	9,674	7,356
Total operating expenses	46,050	29,814
Loss from operations	(16,565)	(15,630)
Interest income	2,496	1,375
Other expense	(61)	(140)
Loss before income taxes	(14,130)	(14,395)
Provision for (benefit from) income taxes	(6)	1,098
Net loss	$(14,124)	$(15,493)
Net loss per share, basic and diluted	$(0.31)	$(0.40)
Shares used to compute net loss per share, basic and diluted	45,122,456	38,647,878
Other comprehensive income (loss):
Changes in unrealized gain (loss) on short-term investments, net of tax	155	(134)
Impact of adoption of new accounting pronouncement	11	—
Comprehensive loss	$(13,958)	$(15,627)

CYTOMX THERAPEUTICS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share and per share data)

	March 31,	December 31,
	2019	2018
	(unaudited)	(1)
Assets
Current assets:
Cash and cash equivalents	$190,407	$247,577
Short-term investments	206,189	188,550
Accounts receivable	44	97
Prepaid expenses and other current assets	8,437	9,251
Total current assets	405,077	445,475
Property and equipment, net	7,369	6,934
Intangible assets, net	1,422	1,458
Goodwill	949	949
Restricted cash	917	917
Operating lease right-of-use	27,404	—
Other assets	1,375	1,375
Total assets	$444,513	$457,108
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$9,511	$5,132
Accrued liabilities	22,567	26,724
Income tax payable	13,374	13,339
Deferred revenue, current portion	50,765	52,713
Total current liabilities	96,217	97,908
Deferred revenue, net of current portion	197,754	225,267
Operating lease liabilities - long term	27,008	—
Other long-term liabilities	963	3,050
Total liabilities	321,942	326,225
Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, $0.00001 par value; 10,000,000 shares authorized and no shares issued and outstanding at March 31, 2019 and December 31, 2018.	—	—
Common stock, $0.00001 par value; 75,000,000 shares authorized; 45,157,652 and 45,083,209 shares issued and outstanding at March 31, 2019 and December 31, 2018, respectively	1	1
Additional paid-in capital	451,613	445,956
Accumulated other comprehensive income (loss)	73	(93)
Accumulated deficit	(329,116)	(314,981)
Total stockholders' equity	122,571	130,883
Total liabilities and stockholders' equity	$444,513	$457,108

(1)	The condensed balance sheet as of December 31, 2018 was derived from the audited financial statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

CytomX Therapeutics

Investors:
Christopher Keenan

VP, Investor Relations and Corporate Communications

ckeenan@cytomx.com

650-383-0823